Exhibit 23.2

January 22, 2018

Consent of D.A. Davidson & Co.:

We hereby consent to the includsion of our opinion letter to the Board of Directors of First BancTrust Corporation (the "Company") as an Appendix to the Proxy Statement/Prospectus relating to the Company's proposed merger with FIrst Mid-Illinois Bancshares contained in the Registration Statement on Form S-4 as files with the Securities and Exchange Commission by First Mid-Illinois Bancshares, and to the references to our firm and such opinion in such Proxy Statement/Prospectus and Registration Statement. In giving consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations of the Securities and Exchange Commission thereunder (the "Regulations"), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Act or the Regulation.

D.A. Davidson & Co.
Chicago, Illinois

Investment Banking
30 North LaSalle Street • Suite 1600 • Chicago, IL 60602 • (312) 525-2777 • FAX (312) 525-2778
www.davidsoncompanies.com/ecm/